ANNEX IV

SELLER GUARANTY

          SELLER GUARANTY (this "Guaranty"), dated as of June 4, 2003, of COGENTRIX ENERGY, INC., a North Carolina corporation ("Cogentrix") in favor of GREEN COUNTRY HOLDING LLC, a limited liability company organized under the laws of the State of Delaware (the "Purchaser").

          WHEREAS, Cogentrix of Oklahoma, Inc., a Delaware corporation (the "Seller") is an indirect wholly-owned subsidiary of Cogentrix;

          WHEREAS, the Seller is the sole member of Green Country Energy, LLC, a Delaware limited liability company (the "Company");

          WHEREAS, Aircraft Services Corporation, a Nevada corporation ("ASC") and General Electric Credit Corporation of Tennessee, a Tennessee corporation ("GECCT" and together with ASC, the "Purchaser Members") are the sole members of the Purchaser;

          WHEREAS, the Seller desires to sell, and Purchaser desires to purchase, all of the membership interests in the Company, in consideration of the "Cash Purchase Price" (as defined in the Purchase Agreement) and ten percent (10%) of the issued and outstanding membership interests in the Purchaser pursuant to the terms of that certain Purchase Agreement dated as of April 11, 2003 by and among Purchaser, Seller, and the Company (as the same may be amended, supplemented or modified from time to time, the "Purchase Agreement");

          WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, the Purchaser Members and Seller intend to execute that certain Amended and Restated Limited Liability Company Operating Agreement of the Company in the form of Annex I to the Purchase Agreement (the "Operating Agreement");

          WHEREAS, the Purchaser has requested Cogentrix, as the indirect parent of Seller, provide a guaranty to the Purchaser on the terms and conditions hereinafter provided; and

          WHEREAS, Cogentrix is willing to enter into this Guaranty to induce the Purchaser to enter into the transactions contemplated by the Purchase Agreement;

          NOW, THEREFORE, in consideration of the premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cogentrix hereby agrees as follows:

          Section 1.     Guaranty by Cogentrix.  (a) From and after the date hereof, Cogentrix hereby irrevocably and unconditionally guarantees the due and punctual payment by Seller of all amounts due pursuant to Sections 7.2, 7.4(e) and 9.1 of the Purchase Agreement when the same shall become due and payable according to the terms and conditions of the Purchase Agreement; provided, however, that Cogentrix shall not be liable to make any payment until five Business Days (as used herein, a "Business Day" shall refer to a day other than a Saturday or a Sunday on which commercial banks are open for business in New York City) following receipt by Cogentrix of written notice from the Purchaser Members that a payment of any amount is due and payable thereunder. Cogentrix hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Purchase Agreement, any change therein or amendment thereto, the absence of any action to enforce the same, any waiver or consent by the Purchaser with respect to any provision thereof, the recovery of any judgment against Seller or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor; provided, however, that nothing contained herein shall be construed to be a waiver by Cogentrix of presentment, demand of payment, protest or notice to Cogentrix with respect to the Purchase Agreement and the obligations evidenced thereby or hereby. Cogentrix covenants that this Guaranty will not be discharged except by complete performance of those obligations contained in the Purchase Agreement which are referred to above and the obligations contained in this Guaranty.

                     (b)     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any amount owed to the Purchaser hereunder is rescinded or must otherwise be returned by the Purchaser upon the insolvency, bankruptcy or reorganization of Cogentrix, Seller or otherwise, all as though such payment had not been made.

          Section 2.1.     Termination.  This Guaranty shall terminate at 5:00 p.m., Eastern Standard Time, on the date which is 21 months following the Closing Date (as defined in the Purchase Agreement) with respect to all obligations of the Seller pursuant to Section 7.2 of the Purchase Agreement, and not thereafter, and the payment of all amounts that have become due and payable thereunder; provided that (i) any obligation arising out of Seller's representation contained in Section 3.6(c) of the Purchase Agreement shall terminate on the day of expiration of all statutes of limitation with respect to claims brought by the relevant taxing authorities with respect to the fourth full fiscal year of the Company following the Closing Date, and not thereafter and (ii) any obligation arising out of Seller's representation contained in Section 3.2 of the Purchase Agreement and the provisions of Sections 5.4 and 9.1 of the Purchase Agreement will survive without limitation.

          Section 2.2.     Notices.  All notices to Cogentrix under this Guaranty and copies of all notices to Seller under the Purchase Agreement shall, until Cogentrix furnishes written notice to the contrary, be in writing and mailed, faxed or delivered to Cogentrix at 9405 Arrowpoint Boulevard, Charlotte, North Carolina 28273-8110, and directed to the attention of the General Counsel (facsimile no. (704) 529-1006).

          Section 2.3.     Governing Law.  This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 2.4.     Interpretation.  The headings of the sections and other subdivisions of this Guaranty are inserted for convenience only and shall not be deemed to constitute a part hereof.

          Section 2.5.     Attorneys' Cost.  Cogentrix agrees to pay all reasonable attorneys' fees and disbursements and all other reasonable and actual costs and expenses which may be incurred by the Purchaser in the enforcement of this Guaranty.

          Section 2.6.     No Set-off.  By acceptance of this Guaranty, the Purchaser shall be deemed to have waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of Cogentrix at any time held by the Purchaser or (ii) any indebtedness or other liabilities at any time owing by the Purchaser to Cogentrix, as the case may be, against, or on account of, any obligations or liabilities owed by Cogentrix to the Purchaser under this Guaranty.

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          IN WITNESS WHEREOF, Cogentrix has caused this Guaranty to be signed by its duly authorized officer, as of the date first written above.

COGENTRIX ENERGY, INC.

By:     /s/  John W. O'Connor
          Name:  John W. O'Connor
          Title:   Vice President - Finance
                     Treasurer

ACKNOWLEDGMENT AND AGREEMENT

Green Country Holding LLC hereby acknowledges and consents to the provisions of the foregoing Guaranty.

GREEN COUNTRY HOLDING LLC

By:      /s/  Sushil K. Verma
          Name:  Sushil K. Verma
          Title:    Vice President